Exhibit 10.17

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of July 27, 2005, by and between AML Communications, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated July 8, 2004 by and between Borrower to Lender, as may be amended from time to time, (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.             DESCRIPTION OF CHANGE IN TERMS.

A.            Modification(s) to Business Financing Agreement:

1)             The following defined terms are hereby amended to read as follows:

“Credit Limit” means $2,000,000.00, of which up to $1,000,000 may be used for Formula Advances, and up to $1,000,000 may be used for Equipment Advances, subject to Section 2.2 and 2.3.

“Debt Service Coverage” means a ratio of (a) the sum of net profit after tax, interest expense, and depreciation and amortization divided by (b) the sum of interest expense and current portion of long-term debt divided by 4.

“Finance Charge Percentage” means a rate per year equal to (a) the Prime Rate plus .25% with respect to Formula Advances, and (b) the Prime Rate plus 2.00% with respect to Equipment Advances.

“Facility Fee” means a fee equal to $5,000.00.

“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Wall Street Journal on the next succeeding business day. The Prime Rate shall at no event be less than 5.50%.

“Termination Date” means the earlier of (a) July 27, 2006, or (b) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

2)             The defined term “Minimum Utilization Fee” is hereby deleted in its entirety.

3)             Section 2.3 is hereby amended in its entirety to read as follows:

2.3           Equipment Advances. Subject to the terms and conditions of this Agreement, from the date of this Agreement through the earlier of December 31, 2005 or the Termination Date, Borrower may request Equipment Advances of up to an aggregate principal amount of $1,000,000 to finance the acquisition of Equipment. Each Equipment Advance shall not exceed 100% of the invoice price of Equipment approved by Lender from time to time. On the last day of each month, Borrower shall pay Lender all accrued Finance Charges on all outstanding Equipment Advances during such month. Any Equipment Advances outstanding on the earlier of (i) December 31, 2005 or (ii) the date that Borrower has requested Equipment Advances in an aggregate principal amount of $1,000,000 (the “Term Out Date”) shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued Finance Charges, beginning the last day of the month after the Term Out Date (or on the Term Out Date if it is the last day of the month) and continuing on the same day of each month thereafter until all of the Equipment Advances have been repaid in full, provided, if this Agreement is terminated prior to all Equipment Advances are paid in full, all outstanding principal balance plus all accrued Finance Charges of Equipment Advances shall be due at the time of the termination. Once the Equipment Advances are termed out, the Finance Charge Percentage for Equipment Advances shall be fixed at such rate effective as of the Term Out Date. Equipment Advances may be prepaid, but may not be reborrowed.

4)             The following subsections in Section 3.3 are hereby amended to read as follows:

(a)           Facility Fee. On each anniversary of the date of this Business Financing Modification Agreement and prior to the termination of this Agreement, Borrower shall pay to Lender the Facility Fee; provided, Borrower is allowed to pay each annual Facility Fee in four equal quarterly installments, with the first payment to be made upon execution of this Business Financing Modification Agreement, and the remaining payments due every three months thereafter. In the event this Agreement is terminated prior to an anniversary of the date of this Business Financing Modification Agreement, any unpaid portion of the Facility Fee shall be paid at the time of termination.

(b)           Termination Fee. In the event this Agreement is terminated prior to July 27, 2006, Borrower shall pay the Termination Fee to Lender; provided that such Termination Fee shall be waived if this Agreement is terminated on terms acceptable to Lender in connection with Borrower’s entry into a financing agreement with an affiliate of Lender.

5)             Subsection 7 (p) is hereby amended to read as follows:

(p)           Effective as of the quarter ending September 30, 2005, and each quarter thereafter and while any Equipment Advances remains unpaid, maintain a Debt Service Coverage ratio of at least 1.25 to 1.00.

6)             Section 7 is hereby amended to include the following subsection:

(r)            Provide to Lender, within 60 days prior to the start of Borrower’s each fiscal year, annual projections acceptable to Lender.

3.             CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.             INTENTIONALLY OMITTED.

5.             NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6.             CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.             CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon Lender’s receipt of this Business Financing Modification Agreement executed by Borrower in original.

8.             COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

AML COMMUNICATIONS, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/: Jacob Inbar	By:	/s/: Lee Shodiss

Name:	Jacob Inbar	Name:	Lee Shodiss

Title:	CEO & President	Title:	Senior Vice President